Exhibit (99)(b)

October 10, 2008

To our Shareholders:

On October 3, 2008, Wachovia Corporation (“Wachovia”) announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Wells Fargo & Company (“Wells Fargo”), pursuant to which each share of Wachovia common stock will be exchanged for 0.1991 shares of Wells Fargo common stock.

Simultaneously and in connection with the entry into the Merger Agreement, Wachovia and Wells Fargo also entered into a Share Exchange Agreement (the “Share Exchange Agreement”), pursuant to which Wachovia will issue and sell 10 shares of Series M, Class A Preferred Stock, no par value, of Wachovia, which shares will represent in the aggregate approximately 39.9% of the voting power of Wachovia’s outstanding voting securities after giving effect to the issuance, in exchange for 1,000 shares of Wells Fargo common stock and the entry by Wells Fargo into the Merger Agreement. The share issuance and exchange contemplated by the Share Exchange Agreement was a necessary condition to Wachovia’s ability to obtain the benefits of the Merger Agreement, which in turn were essential to maintaining Wachovia’s financial stability.

While the rules of the New York Stock Exchange (“NYSE”) generally would require shareholder approval prior to the issuance of the preferred stock to Wells Fargo as described above, the NYSE’s Shareholder Approval Policy provides an exception in cases where the delay involved in securing shareholder approval would seriously jeopardize the financial viability of the listed company. In accordance with Para. 312.05 of the NYSE Listed Company Manual providing that exception, the Audit Committee of Wachovia’s Board of Directors unanimously determined that the delay necessary in securing shareholder approval prior to the issuance of the preferred stock to Wells Fargo would seriously jeopardize the financial viability of Wachovia and has expressly approved the reliance by Wachovia on the exception under Para. 312.05 of the NYSE Listed Company Manual. In reaching this conclusion, the Audit Committee considered various factors, including factors specific to Wachovia, the extraordinary and highly uncertain economic, financial and political environment and the experience of other financial institutions. The Exchange has accepted Wachovia’s application of the exception.

Wachovia, in reliance on the exception described above, hereby notifies you that it will issue and exchange shares of Series M, Class A Preferred Stock of Wachovia for shares of Wells Fargo common stock and Wells Fargo’s entry into the Merger Agreement pursuant to the transactions described above without seeking shareholder approval. Wachovia will proceed to issue certificates for the shares of Series M, Class A Preferred Stock no sooner than ten days after the date of this notice and after receipt of all required regulatory approvals.

WACHOVIA CORPORATION

Additional Information

The proposed merger will be submitted to Wachovia’s shareholders for their consideration. Wells Fargo will file a registration statement with the Securities and Exchange Commission (SEC), which will include a proxy statement/prospectus, and each of Wachovia and Wells Fargo may file other relevant documents concerning the proposed merger. Shareholders and other investors are urged to read the registration statement and the proxy statement/prospectus when they become available, as well as any other relevant documents concerning the proposed merger filed with the SEC (and any amendments or supplements to those documents), because they will contain important information. You will be able to obtain a free copy of the registration statement and the proxy statement/prospectus, as well as other filings containing information about Wachovia and Wells Fargo, at the SEC’s website (http://www.sec.gov) and at the companies’ respective websites, wachovia.com and wellsfargo.com. Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, by directing a request to Wachovia Corporation, Investor Relations, One Wachovia Center, Charlotte, NC 28288-0206, (704) 383-0798; or to Wells Fargo & Company, Investor Relations, MAC A0101-025, 420 Montgomery Street, 2nd Floor, San Francisco, California, 94104-1207, (415) 396-3668.

Participants in the Solicitation

Wachovia and Wells Fargo and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Wachovia in connection with the proposed merger. Information about the directors and executive officers of Wachovia is set forth in the proxy statement for Wachovia’s 2008 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 10, 2008. Information about the directors and executive officers of Wells Fargo is set forth in the proxy statement for Wells Fargo’s 2008 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 17, 2008. Additional information regarding the interests of those participants and other persons who may be deemed participants in the merger may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.